Exhibit 4.5

SECOND SUPPLEMENTAL INDENTURE OF TRUST

between

HIGHER EDUCATION FUNDING I

and

THE BANK OF NEW YORK,
as Trustee

Dated as of March 1, 2005

i

     THIS SECOND SUPPLEMENTAL INDENTURE OF TRUST (this “Second Supplemental Indenture”), dated as of March 1, 2005, between HIGHER EDUCATION FUNDING I, a Delaware statutory trust (the “Issuer”), and THE BANK OF NEW YORK, a banking corporation duly established, existing and authorized to accept and execute trusts of the character herein set out under and by virtue of the laws of the State of New York (the “Trustee”);

W I T N E S S E T H :

     WHEREAS, the Issuer, The Bank of New York, as eligible lender trustee, and the Trustee, as indenture trustee, are parties to an Amended and Restated Indenture of Trust, dated as of March 1, 2005 (as amended and supplemented from time to time, the “Indenture”); and

     WHEREAS, the Indenture prescribes the terms and conditions upon which the Issuer may from time to time authorize and issue series of Notes (as defined in the Indenture); and

     WHEREAS, the Issuer has authorized and determined to issue five classes of Senior Notes (collectively, the “Series 2005-1 Notes” or “Series 2005-1”) pursuant to the Indenture and this Second Supplemental Indenture; and

     WHEREAS, the Issuer desires by this Second Supplemental Indenture to prescribe the terms and provisions of the Series 2005-1 Notes all as more fully set forth herein; and

     WHEREAS, pursuant to Section 8.01(e) of the Indenture, the Issuer and the Trustee may amend the Indenture without consent of, or notice to, any of the Holders or any Other Beneficiary to authorize the issuance of a series of Notes, subject to the requirements of Article II of the Indenture; and

     WHEREAS, the execution and delivery of this Second Supplemental Indenture and the issuance of the Series 2005-1 Notes have been in all respects duly and validly authorized by the Issuer and all acts and things necessary to constitute this Second Supplemental Indenture a valid supplemental indenture according to its terms have been done and performed;

NOW, THEREFORE, This Second Supplemental Indenture Witnesseth:

Section 1. Definitions.

          (a) In the event that any term or provision contained in this Second Supplemental Indenture shall conflict with or be inconsistent with any provision contained in the Indenture, the terms and provisions of this Second Supplemental Indenture shall govern with respect to the Series 2005-1 Notes.

          (b) All capitalized terms defined in the Indenture and used but not otherwise defined herein shall have the meanings set forth in the Indenture; provided, that if a capitalized term is defined both in this Second Supplemental Indenture and the Indenture, with respect to the Series 2005-1 Notes, this Second Supplemental Indenture shall govern.

          (c) In addition, the following terms shall have the following respective meanings unless the context hereof clearly requires otherwise:

     “Acquisition Period” means, with respect to the use of proceeds of the Series 2005-1 Notes in the Acquisition Fund, the period beginning on the Closing Date and ending on and including August 31, 2005 or such later dates as may be provided by Issuer Order; provided that a Rating Agency Confirmation shall have occurred with respect to each such Issuer Order.

     “Administration Fee” means a monthly fee equal to 1/12 of five one-hundredths of one percent (0.05%) of the ending Principal Balance of the Financed Student Loans, plus accrued interest thereon, during the preceding month, or such greater or lesser amount as may be provided by Issuer Order (provided that a Rating Agency Confirmation has occurred with respect to any increase in such amount).

     “Applicable Interest Rate” means the rate of interest per annum borne from time to time by a class of the Series 2005-1 Notes, which (a) in the case of the Class A-1 Notes, shall be the Class A-1 Interest Rate, (b) in the case of the Class A-2 Notes, shall be the Class A-2 Interest Rate, (c) in the case of the Class A-3 Notes, shall be the Class A-3 Interest Rate, (d) in the case of the Class A-4 Notes, shall be the Class A-4 Interest Rate, and (e) in the case of the Class A-5 Notes, shall be the Class A-5 Interest Rate.

     “Auction Rate Notes” means Notes issued pursuant to the Indenture and any Supplemental Indenture that are “auction-rate” Notes (including without limitation the Series 2004-1 Notes issued by the Issuer).

     “Authenticating Agent” means the Trustee and its successor or successors.

     “Authorized Denominations” means, with respect to the Series 2005-1 Notes, one hundred thousand dollars ($100,000) and additional increments of one thousand dollars ($1,000).

     “Book-Entry Form” or “Book-Entry System” means a form or system under which (a) the beneficial right to principal and interest may be transferred only through a book entry and (b) physical securities in registered form are issued only to a Securities Depository or its nominee as registered holder, with the securities “immobilized” to the custody of the Securities Depository.

     “Borrower Benefits” means (a) but only with respect to a Consolidation Loan with an interest rate of five percent (5%) or greater, (i) a rebate payment up to one percent (1%) of the principal balance of the Consolidation Loan if the borrower thereunder makes the first six monthly payments when due and (ii) a one-quarter of one percent (0.25%) reduction in the interest rate on the Consolidation Loan if the borrower thereunder uses an ACH direct debit system, (b) any borrower benefit program referred to in the Cash Flows, and (c) with respect to any Eligible Loans, any other borrower benefit programs for which a Rating Agency Confirmation has occurred.

     “Class A Notes” means, collectively, the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, and the Class A-5 Notes.

     “Class A-1 Interest Rate” means a per annum rate of three basis points (0.03%) in excess of Three-Month LIBOR (or, in the case of the Initial Interest Period, in excess of Interpolated LIBOR) as determined on the LIBOR Determination Date for the applicable Interest Period.

     “Class A-1 Notes” means the Senior Notes created and to be issued under this Second Supplemental Indenture in the original Principal Amount of two hundred forty-two million dollars ($242,000,000) and designated as the “Student Loan Asset-Backed Notes, Series 2005-1, Class A-1.”

     “Class A-2 Interest Rate” means a per annum rate of ten basis points (0.10%) in excess of Three-Month LIBOR (or, in the case of the Initial Interest Period, in excess of Interpolated LIBOR) as determined on the LIBOR Determination Date for the applicable Interest Period.

     “Class A-2 Notes” means the Senior Notes created and to be issued under this Second Supplemental Indenture in the original Principal Amount of two hundred sixty-nine million dollars ($269,000,000) and designated as the “Student Loan Asset-Backed Notes, Series 2005-1, Class A-2.”

     “Class A-3 Interest Rate” means a per annum rate of thirteen basis points (0.13%) in excess of Three-Month LIBOR (or, in the case of the Initial Interest Period, in excess of Interpolated LIBOR) as determined on the LIBOR Determination Date for the applicable Interest Period.

     “Class A-3 Notes” means the Senior Notes created and to be issued under this Second Supplemental Indenture in the original Principal Amount of two hundred seventeen million dollars ($217,000,000) and designated as the “Student Loan Asset-Backed Notes, Series 2005-1, Class A-3.”

     “Class A-4 Interest Rate” means a per annum rate of fourteen basis points (0.14%) in excess of Three-Month LIBOR (or, in the case of the Initial Interest Period, in excess of Interpolated LIBOR) as determined on the LIBOR Determination Date for the applicable Interest Period.

     “Class A-4 Notes” means the Senior Notes created and to be issued under this Second Supplemental Indenture in the original Principal Amount of one hundred seventy-one million dollars ($171,000,000) and designated as the “Student Loan Asset-Backed Notes, Series 2005-1, Class A-4.”

     “Class A-5 Interest Rate” means a per annum rate of sixteen basis points (0.16%) in excess of Three-Month LIBOR (or, in the case of the Initial Interest Period, in excess of Interpolated LIBOR) as determined on the LIBOR Determination Date for the applicable Interest Period.

     “Class A-5 Notes” means the Senior Notes created and to be issued under this Second Supplemental Indenture in the original Principal Amount of one hundred one million dollars ($101,000,000) and designated as the “Student Loan Asset-Backed Notes, Series 2005-1, Class A-5.”

     “Closing Date” means March 10, 2005.

     “Indenture” is defined in the recitals.

     “Initial Interest Period” means, as to a class of Series 2005-1 Notes, the period commencing on the Closing Date and continuing through the day preceding the first Quarterly Distribution Date thereafter.

     “Interest Payment Date” means (a) each Quarterly Distribution Date; or (b) with respect to the payment of interest upon redemption or acceleration of the Series 2005-1 Notes, such date on which such interest is payable under the Indenture.

     “Interest Period” means with respect to the Series 2005-1 Notes, initially, the Initial Interest Period and, thereafter, the period commencing on each Interest Payment Date and ending on (and including) the day preceding the next Interest Payment Date.

     “Interpolated LIBOR” means, with respect to the Initial Interest Period, a rate determined by the Issuer Administrator in a manner similar to that contemplated by the definition of Three-Month LIBOR, except that the Issuer Administrator shall determine such rate by reference to straight line interpolation between the two-month and three-month London interbank offered rate based on the actual number of days in the Initial Interest Period.

     “LIBOR Determination Date” means the second London Business Day immediately preceding the first day of the applicable Interest Period.

     “London Business Day” means any day on which dealings in deposits in United States dollars are transacted in the London interbank market.

     “Note Registrar” means, with respect to the Series 2005-1 Notes, the Trustee.

     “Participant” means a member of, or participant in, the Securities Depository.

     “Paying Agent” means the Trustee and its successor or successors or any other commercial bank designated in accordance herewith as the party from whom principal of, premium, if any, or interest on the Series 2005-1 Notes is payable to the Holders thereof.

     “Quarterly Distribution Date” means the twenty-fifth (25th) day of each February, May, August and November. If such day is not a Business Day, the Quarterly Distribution Date will be the next Business Day. The first Quarterly Distribution Date will be May 25, 2005.

     “Regular Record Date” means, with respect to any of the Series 2005-1 Notes, one Business Day prior to each Quarterly Distribution Date.

     “Second Supplemental Indenture” means this Second Supplemental Indenture of Trust, dated as of March 1, 2005, between the Issuer and the Trustee, as amended or supplemented in accordance with the terms hereof and of the Indenture.

     “Securities Depository” means The Depository Trust Company, New York, New York, and its successors and assigns, or, if (a) the then-existing Securities Depository resigns from its functions as depository of the Series 2005-1 Notes or (b) the Issuer discontinues use of the Securities Depository pursuant to Section 9(c) hereof, then any other securities depository which agrees to follow the procedures required to be followed by a securities depository in connection with the Series 2005-1 Notes and which is selected by the Issuer with the consent of the Trustee.

     “Series 2005-1 Notes” is defined in the recitals.

     “Specified Reserve Account Balance” means, with respect to all Notes, on each Monthly Calculation Date, an amount equal to (a) three-quarters of one percent (0.75%) of the aggregate Principal Amount of Notes then Outstanding or (b) such other amount specified as the Specified Reserve Account Balance in another Supplemental Indenture; provided, however, that in no event shall the amount in the Reserve Fund be less than two million dollars ($2,000,000). The Specified Reserve Account Balance may not be changed pursuant to a Supplemental Indenture unless a Rating Agency Confirmation shall have occurred with respect to such Supplemental Indenture.

     “Stated Maturity” means (a) with respect to the Class A-1 Notes, February 25, 2014, (b) with respect to the Class A-2 Notes, February 26, 2024, (c) with respect to the Class A-3 Notes, February 25, 2025, (d) with respect to the Class A-4 Notes, February 25, 2030, and (e) with respect to the Class A-5 Notes, February 25, 2032.

     “Three-Month LIBOR” means, with respect to an Interest Period, the offered rate, as determined by the Trustee, of the applicable London interbank offered rate for United States dollar deposits having a maturity of three months which appears on Telerate Page 3750, as reported by Bloomberg Financial Markets Commodities News (or such other page as may replace Telerate Page 3750 for the purpose of displaying comparable rates) as of approximately 11:00 a.m., London time, on the LIBOR Determination Date; provided, that if on any calculation date, no rate appears on Telerate Page 3750 as specified above, the Issuer Administrator shall determine the arithmetic mean of the offered quotations of four major banks in the London interbank market, for deposits in U.S. dollars for a three month period to the banks in the London interbank market as of approximately 11:00 a.m., London time, on such calculation date and in a principal amount of not less than $1,000,000 that is representative of a single transaction in such market and at such time, unless fewer than two such quotations are provided, in which case, the applicable London interbank offered rate shall be the arithmetic mean of the offered quotations that leading banks in New York City selected by the Issuer Administrator are quoting on the relevant LIBOR Determination Date for loans in U.S. dollars to leading European banks in a principal amount of not less than $1,000,000 for a three-month period that is representative of a single transaction in such market at such time. All percentages resulting from such calculations shall be rounded upwards, if necessary, to the nearest one-hundredth of one percent.

     Section 2. Authorization and Terms of Series 2005-1 Notes. There is hereby created and there shall be (a) a class of Senior Notes titled “Student Loan Asset-Backed Notes, Series 2005-1, Class A-1” (b) a class of Senior Notes titled “Student Loan Asset-Backed Notes, Series 2005-1, Class A-2,” (c) a class of Senior Notes titled “Student Loan Asset-Backed Notes, Series 2005-1, Class A-3,” (d) a class of Senior Notes titled “Student Loan Asset-Backed Notes,

Series 2005-1, Class A-4”, and (e) a class of Senior Notes titled “Student Loan Asset-Backed Notes, Series 2005-1, Class A-5.” The aggregate Principal Amount of the Class A-1 Notes of Series 2005-1 that may be authenticated and delivered and Outstanding under the Indenture is limited to and shall not exceed the dollar amount set forth in the definition of Class A-1 Notes. The aggregate Principal Amount of the Class A-2 Notes that may be authenticated and delivered and Outstanding under the Indenture is limited to and shall not exceed the dollar amount set forth in the definition of Class A-2 Notes. The aggregate Principal Amount of the Class A-3 Notes that may be authenticated and delivered and Outstanding under the Indenture is limited to and shall not exceed the dollar amount set forth in the definition of Class A-3 Notes. The aggregate Principal Amount of the Class A-4 Notes that may be authenticated and delivered and Outstanding under the Indenture is limited to and shall not exceed the dollar amount set forth in the definition of Class A-4 Notes. The aggregate Principal Amount of the Class A-5 Notes that may be authenticated and delivered and Outstanding under the Indenture is limited to and shall not exceed the dollar amount set forth in the definition of Class A-5 Notes.

     The Series 2005-1 Notes shall be issued as fully registered Notes without coupons in Authorized Denominations.

     The Series 2005-1 Notes shall be dated as provided in Section 2.09 of the Indenture and shall bear interest from their date of original issue until payment of principal has been made or duly provided for. The date of original issue of the Series 2005-1 Notes shall be the Closing Date. The Series 2005-1 Notes of each series shall be numbered in such manner as the Note Registrar shall determine.

     The principal of the Series 2005-1 Notes, together with interest payable on the Series 2005-1 Notes at the Maturity thereof if the date of such Maturity is not a Quarterly Distribution Date, shall be payable in lawful money of the United States of America upon, except as otherwise provided in Section 9 hereof, presentation and surrender of such Series 2005-1 Notes at the Principal Office of the Trustee, as Paying Agent with respect to the Series 2005-1 Notes, or a duly appointed successor Paying Agent; provided that no presentation and surrender of a class of Series 2005-1 Notes shall be required pursuant to this paragraph other than at the Stated Maturity thereof or upon redemption thereof. Interest due on the Series 2005-1 Notes on each regularly scheduled Interest Payment Date and principal payable on the Series 2005-1 Notes on each Quarterly Distribution Date shall, except as otherwise provided in Section 9 hereof, be paid by check or draft drawn upon the Paying Agent and mailed to the Person who is the Holder thereof as of 5:00 p.m. on the Regular Record Date for such Interest Payment Date at the address of such Holder as it appears on the Note Register, or, in the case of any Series 2005-1 Note the Holder of which is the Holder of Series 2005-1 Notes in the aggregate Principal Amount of $1,000,000 or more (or, if less than $1,000,000 in Principal Amount of Series 2005-1 Notes is Outstanding, the Holder of all Outstanding Series 2005-1 Notes), at the direction of such Holder received by the Paying Agent by 5:00 p.m. in the city in which the principal office of the Note Registrar is located on the last Business Day preceding the applicable Regular Record Date, by electronic transfer by the Paying Agent in immediately available funds to an account designated by such Holder. All payments of principal of and interest on the Series 2005-1 Notes shall be made in lawful money of the United States of America.

     Subject to the provisions of the Indenture, the Series 2005-1 Notes shall be in substantially the form set forth in Exhibit A hereto, with such variations, omissions and insertions as may be required by the circumstances, be required or permitted by the Indenture, or be consistent with the Indenture and necessary or appropriate to conform to the rules and requirements of any governmental authority or any usage or requirement of law with respect thereto.

     Section 3. Interest Payable On Series 2005-1 Notes. Each class of Series 2005-1 Notes shall bear interest at the Applicable Interest Rate, and at such Applicable Interest Rate (to the extent that the payment of such interest shall be legally enforceable) on overdue installments of interest.

     Interest on each class of Series 2005-1 Notes shall be computed on the basis of a three hundred sixty (360) day year for the number of days actually elapsed during the applicable Interest Period and shall be payable on each Interest Payment Date with respect to such class prior to the Maturity thereof and at the Maturity thereof. The interest payable on each Interest Payment Date for each class of Series 2005-1 Notes shall be calculated on an aggregate principal amount basis, and shall be that interest which has accrued through the last day preceding such Interest Payment Date or, in the case of the Maturity of a Series 2005-1 Note, the last day preceding the date of such Maturity. The Applicable Interest Rate shall be effective as of and on the first day of the applicable Interest Period and be in effect thereafter through the end of such Interest Period.

     Interest accrued but not paid on any Interest Payment Date will be due on the next Interest Payment Date together with an amount equal to interest on the unpaid amount at the applicable rate per annum. Any such shortfall will be allocated pro rata to the Holders, based on the total amount of interest due on each class of Series 2005-1 Notes.

     No Carry-Over Amounts are payable on the Series 2005-1 Notes.

     Section 4. Notification of Rates and Amounts. By 10:00 a.m., New York City time, on each Regular Record Date with respect to the Series 2005-1 Notes, the Trustee shall determine the aggregate amounts of interest distributable on the next succeeding Interest Payment Date to the Beneficial Owners of each class thereof. As soon as practicable prior to each Interest Payment Date with respect to the Series 2005-1 Notes, the Trustee shall advise the Securities Depository, so long as the ownership of the Series 2005-1 Notes is maintained in Book-Entry Form by the Securities Depository, upon request, of the aggregate amount of interest distributable on the next succeeding Interest Payment Date to the Beneficial Owners of each class thereof.

     Section 5. Additional Provisions Regarding the Applicable Interest Rate. The Trustee shall determine each Applicable Interest Rate on each LIBOR Determination Date. The determination of each Applicable Interest Rate by the Trustee or any other Person pursuant to the provisions of this Second Supplemental Indenture shall be conclusive and binding on the Holders of the Series 2005-1 Notes, and the Issuer may rely thereon for all purposes.

     In no event shall the cumulative amount of interest paid or payable on a class of Series 2005-1 Notes (including interest calculated as provided herein, plus any other amounts that constitute interest on the Series 2005-1 Notes of such class under applicable law, which are contracted for, charged, reserved, taken or received pursuant to the Series 2005-1 Notes of such series or related documents) calculated from the date of issuance of such class through any subsequent day during the term of such class or otherwise prior to payment in full of the Series 2005-1 Notes of such class exceed the amount permitted by applicable law. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Series 2005-1 Notes of a class or related documents or otherwise contracted for, charged, reserved, taken or received in connection with the Series 2005-1 Notes of such class, or if the redemption or acceleration of the maturity of the Series 2005-1 Notes of such class results in payment to or receipt by the Holder or any former Holder of the Series 2005-1 Notes of such class of any interest in excess of that permitted by applicable law, then, notwithstanding any provision of the Series 2005-1 Notes of such class or related documents to the contrary, all excess amounts theretofore paid or received with respect to the Series 2005-1 Notes of such class shall be credited on the Principal Amount of the Series 2005-1 Notes of such class (or, if the Series 2005-1 Notes of such class have been paid or would thereby be paid in full, refunded by the recipient thereof), and the provisions of the Series 2005-1 Notes of such class and related documents shall automatically and immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for under the Series 2005-1 Notes of such class and under the related documents.

     Section 6. Purposes of Issuance of Series 2005-1 Notes. The Series 2005-1 Notes are being issued (a) to provide funds to be used to acquire Eligible Loans, (b) to make a deposit to the Reserve Fund, (c) to redeem certain Series 2004-1 Notes and (d) to pay costs of issuing the Series 2005-1 Notes.

     Section 7. Deposit of Series 2005-1 Note Proceeds. From the proceeds derived from the sale of the Series 2005-1 Notes (equal to par less an underwriting discount of two million four hundred fifty-four thousand seven hundred dollars ($2,454,700), there shall be deposited with the Trustee:

          (a) for credit to the Acquisition Fund, an amount equal to nine hundred fourteen million one hundred forty-eight thousand six hundred eleven and 7/100 dollars ($914,148,611.07),

          (b) for the credit of the Administration Fund, an amount equal to one million three hundred fifty-nine thousand six hundred dollars ($1,359,600),

          (c) for credit to the Retirement Account, an amount equal to seventy-four million five hundred thirty-seven thousand eighty-eight and 93/100 dollars ($74,537,088.93), and

          (d) for credit to the Reserve Fund, an amount equal to seven million five hundred thousand dollars ($7,500,000).

     The Issuer shall use seventy-five million dollars ($75,000,000) from the Retirement Account to redeem Series 2004-1 Notes.

     Section 8. Payment of Principal on 2005-1 Notes. All Series 2005-1 Notes that are to be redeemed, or with respect to which principal distributions are to be made, other than at Stated Maturity, will be redeemed or paid with moneys deposited to the Retirement Account.

     Each class of the Series 2005-1 Notes is a “Planned Amortization Class” for purposes of Section 4.05 of the Indenture. So long as any Series 2005-1 Notes are Outstanding, on each Monthly Calculation Date the Trustee will transfer to the Retirement Account pursuant to Section 4.05(h) of the Indenture (to the extent amounts are available in the Collection Fund or the Surplus Fund, after taking into account all prior application of moneys in those funds on that Monthly Calculation Date) an amount determined by the following formula:

TA =	[(TB) x (F/3)] - RAB

Where

TA=	Amount to be transferred to the Retirement Account on the Monthly Calculation Date.

TB=	Excess, if any, of the aggregate outstanding Principal Amount of the Series 2005-1 Notes immediately prior to the Monthly Calculation Date less the aggregate targeted balance of each class of the Series 2005-1 Notes listed on Schedule A hereto for the next Quarterly Distribution Date or, if such Monthly Calculation Date is also a Quarterly Distribution Date, the targeted balance for that Quarterly Distribution Date.

F=	1 for the first Monthly Calculation Date occurring in an Interest Period, starting in March 2005, 2 for the second Monthly Calculation Date occurring in an Interest Period and 3 for the third Monthly Calculation Date occurring in an Interest Period.

RAB=	Amount on deposit in the Retirement Account immediately prior to such Monthly Calculation Date (other than amounts therein to be used to redeem the Notes).

     So long as any Class A-1 Notes are Outstanding, on each Quarterly Distribution Date the Trustee will use amounts on deposit in the Retirement Account to repay Class A-1 Notes up to the amount needed to reduce their Outstanding Principal Amounts to their targeted balance listed on Schedule A hereto for that Quarterly Distribution Date.

     On each Quarterly Distribution Date on and after the Quarterly Distribution Date on which the Outstanding Principal Amounts of the Class A-1 Notes are reduced to zero, the Trustee will use amounts on deposit in the Retirement Account to repay Class A-2 Notes up to the amount needed to reduce their Outstanding Principal Amounts to their targeted balance listed on Schedule A hereto for that Quarterly Distribution Date.

     On each Quarterly Distribution Date on and after the Quarterly Distribution Date on which the Outstanding Principal Amounts of the Class A-1 and the Class A-2 Notes are reduced to zero, the Trustee will use amounts on deposit in the Retirement Account to repay Class A-3 Notes up to the amount needed to reduce their Outstanding Principal Amounts to their targeted balance listed on Schedule A hereto for that Quarterly Distribution Date.

     On each Quarterly Distribution Date on and after the Quarterly Distribution Date on which the Outstanding Principal Amounts of the Class A-1, Class A-2 and Class A-3 Notes are reduced to zero, the Trustee will use amounts on deposit in the Retirement Account to repay Class A-4 Notes up to the amount needed to reduce their Outstanding Principal Amounts to their targeted balance listed on Schedule A hereto for that Quarterly Distribution Date.

     On each Quarterly Distribution Date on and after the Quarterly Distribution Date on which the Outstanding Principal Amounts of the Class A-1, Class A-2, Class A-3 and Class A-4 Notes are reduced to zero, the Trustee will use amounts on deposit in the Retirement Account to repay Class A-5 Notes up to the amount needed to reduce their Outstanding Principal Amounts to their targeted balance listed on Schedule A hereto for that Quarterly Distribution Date.

     Notwithstanding any other term or provision hereof, if there are insufficient funds on any Quarterly Distribution Date to reduce the Outstanding Principal Amounts of a class of Series 2005-1 Notes to the targeted balance of such class, such insufficiency will not result in an Event of Default.

     Amounts transferred to the Retirement Account from the Collection Fund other than pursuant to Section 4.05(h) of the Indenture or from the Surplus Fund for the redemption of Notes shall be used to redeem Auction Rate Notes.

     Notwithstanding the foregoing, from and after the first day on which the Outstanding Principal Amounts of the Senior Notes, other than the Series 2005-1 Notes, have in the aggregate become equal to or less than two hundred million dollars ($200,000,000), then

(i)	all amounts in the Retirement Account that are available to make principal distributions on the Series 2005-1 Notes will be paid first to the Class A-1 Notes until the Outstanding Principal Amounts of the Class A-1 Notes are reduced to zero, second, to the Class A-2 Notes until the Outstanding Principal Amounts of the Class A-2 Notes are reduced to zero, third, to the Class A-3 Notes until the Outstanding Principal Amounts of the Class A-3 Notes are reduced to zero, fourth, to the Class A-4 Notes, until the Outstanding Principal Amounts of the Class A-4 Notes are reduced to zero, and fifth, to the Class A-5 Notes, until the Outstanding Principal Amounts of the Class A-5 Notes are reduced to zero; and

(ii)	TB in the formula above will be deemed to read as follows:

TB=	The aggregate Outstanding Principal Amounts of the Series 2005-1 Notes immediately prior to the Monthly Calculation Date.

     Notwithstanding the foregoing, principal payments on the Series 2005-1 Notes made with moneys received by the Trustee pursuant to a remedy will be made pursuant to Section 6.06 of the Indenture.

Section 9. Book-Entry Series 2005-1 Notes.

          (a) Subject to subsection (c) below, the Holder of all Series 2005-1 Notes shall be the Securities Depository, and the Series 2005-1 Notes shall be registered in the name of the nominee for the Securities Depository.

          (b) The Series 2005-1 Notes shall be initially issued in the form of one or more separate, authenticated fully-registered Series 2005-1 Notes for each class thereof in the aggregate Principal Amount of such class. Upon initial issuance, the ownership of each such Series 2005-1 Note shall be registered in the registration books kept by the Note Registrar in the name of the nominee of the Securities Depository. The Trustee and the Issuer may treat the Securities Depository (or its nominee) as the sole and exclusive owner of the Series 2005-1 Notes registered in its name for the purposes of (i) payment of the principal or Prepayment Price of and interest on the Series 2005-1 Notes, (ii) redemption of the Series 2005-1 Notes, (iii) giving any notice permitted or required to be given to Holders under the Indenture, (iv) registering the transfer of Series 2005-1 Notes, and (v) obtaining any consent or other action to be taken by Holders and for all other purposes whatsoever, and neither the Trustee nor the Issuer shall be affected by any notice to the contrary (except as provided in subsection (c) below). Neither the Trustee nor the Issuer shall have any responsibility or obligation to any Participant, any Beneficial Owner of Series 2005-1 Notes or any other Person claiming a Beneficial Ownership Interest in the Series 2005-1 Notes under or through the Securities Depository or any Participant, or any other Person which is not shown on the registration books of the Note Registrar as being a Holder, with respect to the accuracy of any records maintained by the Securities Depository or any Participant, the payment to the Securities Depository of any amount in respect of the principal or Prepayment Price of or interest on the Series 2005-1 Notes; any notice which is permitted or required to be given to Holders under the Indenture; the selection by the Securities Depository or any Participant of any Person to receive payment in the event of a redemption of the Series 2005-1 Notes; or any consent given or other action taken by the Securities Depository as Holder. The Trustee shall pay all principal and Prepayment Price of and interest on the Series 2005-1 Notes only to or upon the order of the Securities Depository, and all such payments shall be valid and effective to fully satisfy and discharge the Issuer’s obligations with respect to the principal, purchase price or Prepayment Price of and interest on the Series 2005-1 Notes to the extent of the sum or sums so paid. Except as provided in subsection (c) below, no Person other than the Securities Depository shall receive an authenticated Series 2005-1 Note evidencing the obligation of the Issuer to make payments of principal or Prepayment Price and interest pursuant to this Indenture. Upon delivery by the Securities Depository to the Trustee of written notice to the effect that the Securities Depository has determined to substitute a new nominee in place of the preceding nominee, the Series 2005-1 Notes will be transferable to such new nominee in accordance with subsection (f) below.

     (c) Section 2.07 of the Indenture provides for the issuance of Individual Notes in certain circumstances. In the event definitive Series 2005-1 Notes are issued, the provisions of the Indenture and this Supplemental Indenture shall apply to such definitive Series 2005-1 Notes in all respects, including, among other things, the transfer and exchange of such Series 2005-1 Notes and the method of payment of principal or Prepayment Price of and interest on such Series 2005-1 Notes. Whenever the Securities Depository requests the Issuer and the Trustee to do so, the Issuer and the Trustee will cooperate with the Securities Depository in taking appropriate action after reasonable notice (i) to make available one or more separate definitive Series 2005-1 Notes to any Participant having Series 2005-1 Notes credited to its account with the Securities Depository or (ii) to arrange for another securities depository to maintain custody of definitive Series 2005-1 Notes.

     (d) Notwithstanding any other provision of the Indenture to the contrary, so long as any Series 2005-1 Note is registered in the name of the nominee of the Securities Depository, all payments with respect to the principal or Prepayment Price of and interest on such Series 2005-1 Note and all notices with respect to such Series 2005-1 Note shall be made and given, respectively, to the Securities Depository as provided in its Letter of Representations.

     (e) In connection with any notice or other communication to be provided to Holders pursuant to the Indenture by the Issuer or the Trustee or with respect to any consent or other action to be taken by Holders, the Issuer or the Trustee, as the case may be, shall establish a record date for such consent or other action and give the Securities Depository notice of such record date not less than 15 calendar days in advance of such record date (or such longer time as may be required by the Securities Depository) to the extent possible. Such notice to the Securities Depository shall be given only when the Securities Depository is the sole Holder.

     (f) In the event that any transfer or exchange of Series 2005-1 Notes is permitted under subsection (b) or (c) of this Section, such transfer or exchange shall be accomplished upon receipt by the Trustee from the registered Holder thereof of the Series 2005-1 Notes to be transferred or exchanged and appropriate instruments of transfer to the permitted transferee, all in accordance with the applicable provisions of the Indenture. In the event definitive Series 2005-1 Notes are issued to Holders other than the nominee of the Securities Depository, or another securities depository as Holder of all the Series 2005-1 Notes, the provisions of the Indenture shall also apply to, among other things, the printing of such definitive Series 2005-1 Notes and the methods of payment of principal or Prepayment Price of and interest on such Series 2005-1 Notes.

Section 10. Limitation on Fees.

     (a) For so long as any Series 2005-1 Notes shall be Outstanding, the Issuer covenants and agrees that the Note Fees with respect to the Series 2005-1 Notes to be paid, or reimbursed to the Issuer, from the Administration Fund shall not, in any year, exceed the sum of (i) the annual fees of the Trustee, the Delaware Trustee, and the Eligible Lender Trustee in effect as of the Closing Date, plus (ii) the costs of any opinions required by the Indenture or by any Rating Agency, unless a Rating Agency Confirmation has occurred with respect to the payment or reimbursement of such additional Note Fees.

     (b) The Issuer covenants and agrees that the aggregate amount of Servicing Fees, Administration Fees and Note Fees paid from the Administration Fund shall not, in any Fiscal Year, exceed the sum of such fees provided for in the Cash Flows provided to each Rating Agency on the Closing Date, unless a Rating Agency Confirmation is obtained with respect to any such excess amount.

Section 11. Certain Designations Pursuant to the Indenture.

     (a) For so long as any Series 2005-1 Notes shall be Outstanding, for purposes of the Indenture:

     (i) the “Senior Asset Requirement” shall mean that, as of the date of determination, the Senior Asset Percentage is at least equal to one hundred six percent (106%) or such lesser percentage as permitted upon the occurrence of a Rating Agency Confirmation;

     (ii) the “Asset Release Requirement” shall mean that, as of the date of determination, (A)(i) the Senior Asset Percentage is at least equal to one hundred six percent (106%) and (ii) the Subordinate Asset Percentage is at least equal to one hundred one percent (101%) and (B) the Aggregate Value of assets held under the Indenture, less the principal amount of all Notes Outstanding will exceed three million dollars ($3,000,000) after release or payment.

     (iii) “Premium” shall mean, for the Eligible Loans acquired by the Issuer, an amount not to exceed an average of three percent (3%) on such Eligible Loans (which premiums may be changed with a Rating Agency Confirmation).

     (b) For purposes of making the deposits required by Section 4.06(a) of the Indenture with respect to the Series 2005-1 Notes, for any Interest Period for which the actual Applicable Interest Rate with respect to a series of Series 2005-1 Notes is not known on the Monthly Calculation Date, such series of Series 2005-1 Notes shall be assumed to bear interest at the rate determined by the Issuer and set forth in an Issuer Order.

     Section 12. Certain Findings, Determinations and Designations. The Issuer hereby finds and determines as follows:

     (a) This Second Supplemental Indenture supplements the Indenture, constitutes and is a “Supplemental Indenture” within the meaning of such term as defined and used in the Indenture and is executed under and pursuant to the Indenture.

     (b) The Series 2005-1 Notes constitute, and are hereby designated as, “Senior Notes” within the meaning of the term as defined and used in the Indenture.

     (c) Upon receipt of the proceeds of the sale of the Series 2005-1 Notes, the revenues and other moneys and property pledged under the Indenture will not be encumbered by any lien or charge thereon or pledge thereof, other than the lien and charge thereon and pledge thereof created by the Indenture for the payment and security of the Notes.

     (d) There does not exist an “Event of Default,” within the meaning of such term as defined in the Indenture, which is continuing, nor does there exist any condition which, after the passage of time, would constitute such an “Event of Default.”

     Section 13. Conditions Precedent. The execution, authentication and delivery of such Series 2005-1 Notes is conditioned upon the satisfaction of the conditions set forth in Section 2.02 of the Indenture.

     Section 14. Covenants Regarding Student Loans.

     (a) Notwithstanding Section 4.02 of the Indenture, except for Premiums established pursuant to this Second Supplemental Indenture or any future Supplemental Indenture or unless a Rating Agency Confirmation has occurred, (i) the Issuer shall not pay any Premium and (ii) after giving effect to the acquisition of any Eligible Loan, the Balance of the Financed Eligible Loans with “graduated repayment characteristics” (bearing interest only for the first one-third of the payment term) held in the Acquisition Fund shall not exceed eighty percent (80%) of the Balance of all Financed Eligible Loans purchased with the sale proceeds of the Series 2005-1 Notes.

     (b) Unless a Rating Agency Confirmation has occurred, each Financed Student Loan shall be either (i) a Consolidation Loan or (ii) a Student Loan other than a Consolidation Loan, provided that the aggregate Principal Balance of all such Student Loans which are not Federal Family Education Loan Program Consolidation Loans does not exceed two million dollars ($2,000,000) at any given time or such greater amount as to which a Rating Agency Confirmation has occurred.

     (c) Not more than three percent (3%) of the Student Loans purchased with moneys on deposit in the Acquisition Fund which are Consolidation Loans shall have original principal balances at the time of purchase by the Issuer of less than fifteen thousand dollars ($15,000); provided, however, that any Consolidation Loan which was purchased with an original principal balance of less than fifteen thousand dollars ($15,000) at the time of purchase by the Issuer, but for which a subsequent Add-On Loan has been made and the principal balance of the Add-On Loan, when added to the original principal balance of such Consolidation Loan at the time of purchase by the Issuer, shall cause the original principal balance of such Consolidation Loan to exceed fifteen thousand dollars ($15,000), shall be excluded from the three percent (3%) limitation of this subsection (c).

     Section 15. Covenant Regarding Net Reject Rate. If on any Monthly Calculation Date the Net Reject Rate equals or exceeds two percent (2.0%), any moneys in the Collection Fund which were received during the prior calendar month and which are not used to make the transfers required by subsections (a) through (t) of Section 4.05 of the Indenture shall be transferred to the Retirement Account for the redemption of, or principal distributions with respect to, Notes (or the reimbursement of Credit Facility Providers for the payment of the Prepayment Price of Notes), and the Issuer shall use such moneys transferred to the Retirement Account to redeem Notes on the next applicable redemption date for the Notes which are to be redeemed. Once the Net Reject Rate has equaled or exceeded two percent (2.0%), the Issuer shall continue to transfer any moneys in the Collection Fund which were received during the prior calendar month and which are not used to make the transfers required by subsections (a) through (t) of Section 4.05 of the Indenture to the Retirement Account on each subsequent Monthly Calculation Date for the redemption of, or principal distributions with respect to, Notes (or the reimbursement of Credit Facility Providers for the payment of the Prepayment Price of Notes) until the Monthly Calculation Date on which the Net Reject Rate is less than one percent (1.0%), and the Issuer shall use all such moneys transferred to the Retirement Account to redeem Notes on the next applicable redemption date for the Notes which are to be redeemed. The “Net Reject Rate” shall be the percentage determined by the Issuer by dividing (a) the cumulative principal amount of those unpaid Student Loans which at the end of the cure period applicable thereto under the applicable Servicing Agreement have been rejected for payment by the Guarantee Agency and were neither cured nor repurchased by the Servicer pursuant to the terms of its Servicing Agreement (“Defaulted Student Loans”), by (b) the cumulative principal amount of all Defaulted Student Loans which have been submitted for payment to a Guarantee Agency.

     Section 16. Annual Audit. The Issuer shall provide Moody’s and S&P with annual audited financial statements of Goal by April 30 of each year.

     Section 17. Governing Law. This Second Supplemental Indenture shall be governed by and be construed in accordance with the laws of the State of New York without giving effect to the conflicts-of-laws principles thereof.

     Section 18. Headings. The headings or titles of the several sections hereof shall be solely for convenience of reference and shall not affect the meaning or construction, interpretation or effect of this Second Supplemental Indenture.

     Section 19. Severability. If any provision of this Second Supplemental Indenture shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions or in all cases because it conflicts with any provisions of any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatever.

     The invalidity of any one or more phrases, sentences, clauses or paragraphs in this Second Supplemental Indenture contained shall not affect the remaining portions of this Second Supplemental Indenture or part thereof.

     Section 20. Counterparts. This Second Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     Section 21. Effect of Second Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Notes hereafter authenticated and delivered and Other Beneficiary under the Indenture shall be bound hereby.

     Section 22. Clean-Up Call. The Prepayment Date contemplated by Section 3.08 of the Indenture shall be a Quarterly Distribution Date. The Prepayment Price for the Notes in respect of such Prepayment Date is set forth in such Section 3.08.

     Section 23. Transfer from Acquisition Fund at the end of the Acquisition Period. If any proceeds of the issuance of the Series 2005-1 Notes remain in the Acquisition Fund at the end of the Acquisition Period, then on the first Business Day thereafter the Trustee shall transfer such remaining proceeds to the Collection Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

HIGHER EDUCATION FUNDING I

By: WILMINGTON TRUST COMPANY, not in
its in dividual capacity but solely as
Delaware Trustee

By	/s/ Janel R. Havrilla

Name	Janel R. Havrilla

Title	Financial Services Officer

S-1

THE BANK OF NEW YORK, as Trustee

By	/s/ William Cardozo

William Cardozo, Agent

S-2

SCHEDULE A
TARGETED BALANCES

Quarterly	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes	Class A-5 Notes
Distribution Date	Targeted Balance	Targeted Balance	Targeted Balance	Targeted Balance	Targeted Balance
Original Balance	$242,000,000	$269,000,000	$217,000,000	$171,000,000	$101,000,000
November 27, 2006	219,000,000	269,000,000	217,000,000	171,000,000	101,000,000
February 26, 2007	198,000,000	269,000,000	217,000,000	171,000,000	101,000,000
May 25, 2007	174,000,000	269,000,000	217,000,000	171,000,000	101,000,000
August 27, 2007	151,000,000	269,000,000	217,000,000	171,000,000	101,000,000
November 26, 2007	128,000,000	269,000,000	217,000,000	171,000,000	101,000,000
February 25, 2008	106,000,000	269,000,000	217,000,000	171,000,000	101,000,000
May 27, 2008	84,000,000	269,000,000	217,000,000	171,000,000	101,000,000
August 25, 2008	67,000,000	269,000,000	217,000,000	171,000,000	101,000,000
November 25, 2008	50,000,000	269,000,000	217,000,000	171,000,000	101,000,000
February 25, 2009	34,000,000	269,000,000	217,000,000	171,000,000	101,000,000
May 26, 2009	17,000,000	269,000,000	217,000,000	171,000,000	101,000,000
August 25, 2009	0	269,000,000	217,000,000	171,000,000	101,000,000
November 25, 2009		256,000,000	217,000,000	171,000,000	101,000,000
February 25, 2010		243,000,000	217,000,000	171,000,000	101,000,000
May 25, 2010		230,000,000	217,000,000	171,000,000	101,000,000
August 25, 2010		216,000,000	217,000,000	171,000,000	101,000,000
November 25, 2010		202,000,000	217,000,000	171,000,000	101,000,000
February 25, 2011		188,000,000	217,000,000	171,000,000	101,000,000
May 25, 2011		174,000,000	217,000,000	171,000,000	101,000,000
August 25, 2011		160,000,000	217,000,000	171,000,000	101,000,000
November 25, 2011		146,000,000	217,000,000	171,000,000	101,000,000
February 27, 2012		131,000,000	217,000,000	171,000,000	101,000,000
May 25, 2012		115,000,000	217,000,000	171,000,000	101,000,000
August 27, 2012		98,000,000	217,000,000	171,000,000	101,000,000
November 26, 2012		80,000,000	217,000,000	171,000,000	101,000,000
February 25, 2013		61,000,000	217,000,000	171,000,000	101,000,000
May 28, 2013		41,000,000	217,000,000	171,000,000	101,000,000
August 26, 2013		21,000,000	217,000,000	171,000,000	101,000,000
November 25, 2013		0	217,000,000	171,000,000	101,000,000
February 25, 2014			194,000,000	171,000,000	101,000,000
May 27, 2014			170,000,000	171,000,000	101,000,000
August 25, 2014			146,000,000	171,000,000	101,000,000
November 25, 2014			122,000,000	171,000,000	101,000,000
February 25, 2015			99,000,000	171,000,000	101,000,000
May 26, 2015			74,000,000	171,000,000	101,000,000
August 25, 2015			49,000,000	171,000,000	101,000,000
November 25, 2015			25,000,000	171,000,000	101,000,000
February 25, 2016			0	171,000,000	101,000,000
May 25, 2016				146,000,000	101,000,000
August 25, 2016				121,000,000	101,000,000
November 25, 2016				97,000,000	101,000,000
February 27, 2017				73,000,000	101,000,000
May 25, 2017				48,000,000	101,000,000
August 25, 2017				24,000,000	101,000,000
November 27, 2017				0	101,000,000
February 26, 2018					77,000,000
May 25, 2018					53,000,000
August 27, 2018					29,000,000
November 26, 2018					6,000,000
February 25, 2019					0

Schedule A-1

Exhibit A

Form of Series 2005-1 Notes

     Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange, or payment, and any Note issued is registered in the name of CEDE & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to CEDE & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge, or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the Registered Owner hereof, CEDE & Co., has an interest herein.

Student Loan Asset-Backed Note
Class A-__

No. R-___			$

Stated Maturity Date	Date of Original Issue	Interest Rate	CUSIP

March 1, [___]	March 10, 2005	Three-Month LIBOR plus ___% (except for the Initial Interest Period)

Registered Holder: CEDE & Co. Principal Amount: [_____] Dollars

     For Value Received, Higher Education Funding I, a Delaware statutory trust (the “Issuer”, which term includes any successor under the Indenture hereinafter referred to), acknowledges itself indebted and hereby promises to pay to the Registered Holder specified above, or registered assigns (the “Registered Holder”), but solely from the revenues and receipts hereinafter specified and not otherwise, the Principal Amount specified above on the Stated Maturity Date specified above (subject to the right of prior redemption hereinafter mentioned), upon presentation and surrender of this note at the Principal Office of the Trustee (as hereinafter defined), as Paying Agent for the Series 2005-1 Notes (as hereinafter defined), or a duly appointed successor Paying Agent, and to pay interest on said Principal Amount, but solely from the revenues and receipts hereinafter specified and not otherwise, to the Registered Holder hereof from the date hereof until the payment of said Principal Amount has been made or duly provided for, payable on each Interest Payment Date and at Maturity, at the Applicable Interest Rate, and at the same rate per annum (to the extent that the payment of such interest shall be legally enforceable) on overdue installments of interest. Payment of interest on this note on each regularly scheduled Interest Payment Date shall be made by check or draft drawn upon the Paying Agent and mailed to the person who is the Registered Holder hereof as of 5:00 p.m. on the applicable Regular Record Date at the address of such Registered Holder as it appears on the Note Register maintained by the Note Registrar, or, if the Registered Holder of this note is the

Holder of Series 2005-1 Notes in the aggregate principal amount of $1,000,000 or more (or, if less than $1,000,000 in Principal Amount of Series 2005-1 Notes is outstanding, the Holder of all outstanding Series 2005-1 Notes), at the direction of the Registered Holder received by the Paying Agent by 5:00 p.m. on the last Business Day preceding the applicable Regular Record Date, by electronic transfer by the Paying Agent in immediately available funds to an account designated by the Registered Holder. In addition, interest on this note is payable at the Maturity hereof in the same manner as the principal hereof, unless the date of such Maturity is a regularly scheduled Interest Payment Date, in which event interest is payable in the manner set forth in the preceding sentence. Interest accrued but not paid on any Interest Payment Date will be due on the next Interest Payment Date together with an amount equal to interest on the unpaid amount at the applicable rate per annum. Any such shortfall will be allocated pro rata to the Holders, based on the total amount of interest due on each class of Series 2005-1 Note. The principal of, premium, if any, and interest on this note are payable in lawful money of the United States of America.

     This note is one of an authorized issue of Notes, issued and to be issued by the Issuer in one or more series pursuant to an Amended and Restated Indenture of Trust, dated as of March 1, 2005 (as the same may be amended from time to time, the “Indenture”), from the Issuer and The Bank of New York, as eligible lender trustee, to The Bank of New York, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a Second Supplemental Indenture of Trust, dated as of March 1, 2005 (as the same may be amended from time to time, the “Second Supplemental Indenture”), between the Issuer and the Trustee. As provided in the Indenture, the Notes are issuable in series which may vary as in the Indenture provided or permitted. This note is one of a series of Senior Notes issued under the Indenture and the Second Supplemental Indenture (collectively referred to herein as the “Series 2005-1 Notes”).

     Reference is hereby made to the Indenture and the Second Supplemental Indenture, copies of which are on file in the principal corporate trust office of the Trustee, and to all of the provisions of which any Registered Holder of this note by his acceptance hereof hereby assents, for definitions of terms; the description of and the nature and extent of the security for the Notes and Other Obligations secured thereunder; the student loan acquisition program being financed by the issuance of the Notes; the revenues and other moneys pledged to the payment of the principal of and premium, if any, and interest on the Notes and the Other Obligations; the nature and extent and manner of enforcement of the pledge; the conditions upon which Notes may be issued or Other Obligations may be incurred by the Issuer thereunder, payable from such revenues and other moneys thereunder as Senior Obligations; the conditions upon which the Indenture may be amended or supplemented with or without the consent of the Holders of the Notes; the rights and remedies of the Registered Holder hereof with respect hereto and thereto, including the limitations upon the right of a Registered Holder hereof to institute any suit, action or proceeding in equity or at law with respect hereto and thereto; the rights, duties and obligations of the Issuer and the Trustee thereunder; the terms and provisions upon which the liens, pledges, charges, trusts and covenants made therein may be discharged at or prior to the maturity or redemption of this note, and this note thereafter no longer be secured by the Indenture, or be deemed to be Outstanding thereunder; and for the other terms and provisions thereof. Terms used with initial capital letters that are defined in the Indenture or the Second Supplemental Indenture but not defined in this note have the respective meanings given such terms in the Indenture. In the event of any conflict between this note and the Indenture or the Second Supplement Indenture, the Indenture or the Second Supplemental Indenture, as applicable, shall control. The Series 2005-1 Notes are being issued as, and will constitute, Senior Notes under the Indenture or the Second Supplemental Indenture as the case may be.

     The Series 2005-1 Notes are limited obligations of the Issuer, payable solely from the Trust Estate created under the Indenture, consisting of certain revenues and Funds and Accounts pledged under the Indenture including, but not limited to, payments of principal and interest made by obligors of Financed Student Loans and available Note proceeds.

     Notwithstanding any provision of this note to the contrary, in no event shall the cumulative amount of interest paid or payable on this note (including interest calculated as provided herein, plus any other amounts that constitute interest on this note under applicable law, which are contracted for, charged, reserved, taken or received pursuant to this note or related documents) calculated from the date of issuance of this note through any subsequent day during the term of this note or otherwise prior to payment in full of this note exceed the amount permitted by applicable law. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this note or related documents or otherwise contracted for, charged, reserved, taken or received in connection with this note, or if the redemption or acceleration of the Maturity of this note results in payment to or receipt by the Registered Holder or any former Registered Holder hereof of any interest in excess of that permitted by applicable law, then notwithstanding any provision of this note or related documents to the contrary all excess amounts theretofore paid or received with respect to this note shall be credited on the principal amount of this note (or, if this note has been paid or would thereby be paid in full, refunded by the recipient thereof), and the provisions of this note and related documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for under this note and under the related documents.

     This note shall not be valid or become obligatory for any purpose or be entitled to any security or benefit under the Indenture until the Certificate of Authentication hereon shall have been signed by the Trustee or by the Authenticating Agent by the manual signature of one of its authorized representatives.

     It is expressly understood and agreed by the holder hereof that (a) the Indenture and this note each is executed and delivered by Wilmington Trust Company, not individually or personally but solely as Delaware Trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it; (b) each of the representations, undertakings and agreement in the Indenture and this note made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Issuer; (c) nothing contained in the Indenture and this note shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained in the Indenture and this note, all such liability, if any, being expressly waived by the holder hereof and by any Person claiming by, through or under the holder hereof; and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligations, representation, warranty or covenant made or undertaken by the Issuer under the Indenture, this note or the other transaction documents.

     IN WITNESS WHEREOF, the Issuer has caused this note to be executed in its name by the signature of the Delaware Trustee.

HIGHER EDUCATION FUNDING I

By	Wilmington Trust Company, not in its individual capacity but solely as Delaware Trustee

By

Name

Title

CERTIFICATE OF AUTHENTICATION

     This note is one of the Notes of the series designated therein and issued under the provisions of the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By

Name: William Cardozo Title: Agent

ASSIGNMENT

     For Value Received the undersigned hereby sells, assigns and transfers unto                                          the within Note and irrevocably appoints                                         , attorney-in-fact, to transfer the within Note on the books kept for registration thereof, with full power of substitution in the premises.

     Dated:

Please Insert Social Security or Other Identifying Number of Assignee

Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without any alteration whatsoever.

Signature Guaranteed: